Exhibit 99

News Release From:

Dotronix, Inc.

(OTC Bulletin Board: DOTX)

Contact information: Robert V. Kling

Phone: 651-633-1742

FOR Release:  March 17, 2004

DOTRONIX ANNOUNCES INTENTION TO

DECLARE WARRANT DIVIDEND

ST. PAUL, MN, March 17, 2004.  DOTRONIX, INC. (OTC BULLETIN BOARD: DOTX) announced today that its Board of Directors intends to declare a warrant dividend on its outstanding common stock, subject to the filing of a registration statement with the Securities and Exchange Commission.  Dotronix intends to file such a registration statement within the next month to register the warrants and the underlying shares.  After the effectiveness of the registration statement, which is not expected for several months, the Board of Directors will set the record date and the distribution date for the warrant dividend.

Subject to changes that are at the sole discretion of the Board of Directors, Dotronix currently anticipates that the warrant dividend will have the following terms and conditions:  Each shareholder of Dotronix common stock as of the yet-to-be-determined record date will receive for every four shares of common stock held by the shareholder three three-year warrants to acquire one share of common stock each; warrants for the purchase of fractional shares will not be issued.  All warrants will be exercisable immediately, the exercise prices per share are currently anticipated to be $2.50, $5.00 and $7.50, respectively.  Each of the warrants is intended to include redemption rights of Dotronix.  Such redemption rights would be triggered if Dotronix’ common stock traded for a period of at least ten consecutive trading days at certain fixed prices per share that are currently set at $3.40, $7.00 and $10.50, respectively.

Dotronix is currently preparing the necessary registration statement.  The warrants and the underlying shares may not be sold nor may offers to buy be accepted prior to the time such registration statement becomes effective.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of the warrants and the underlying shares in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The information in this announcement is forward-looking and is subject to the risk that the proposed warrant dividend will not occur as planned.